Exhibit (d)(6)(v)

FORM OF

AMENDMENT NO. 2

TO THE AMENDED AND RESTATED

INVESTMENT ADVISORY AGREEMENT

AMENDMENT NO. 2, dated as of [              ], 2006 (“Amendment No. 2”), to the Amended and Restated Investment Advisory Agreement dated as of July 31, 2003, as amended, (the “Agreement”) between AXA Equitable Life Insurance Company (f/k/a, The Equitable Life Assurance Society of the United States), a New York corporation (“AXA Equitable” or the “Manager”), and Morgan Stanley Investment Management Inc., a Delaware corporation (the “Adviser”).

AXA Equitable and the Adviser agree to modify the Agreement, as follows:

1. New Portfolios. AXA Equitable hereby appoints the Adviser as the investment adviser to the EQ/Van Kampen Real Estate Portfolio on the terms and conditions contained in the Agreement.

2. Duration. Section 9 of the Agreement is replaced in its entirety as follows:

(a) The Agreement became effective with respect to the EQ/Van Kampen Emerging Markets Equity Portfolio on July 31, 2003 and became effective with respect to the EQ/Van Kampen Comstock Portfolio and EQ/Van Kampen Mid Cap Growth Portfolio on May 1, 2005, the date of Amendment No. 1 to the Agreement.

(b) The Agreement will continue in effect with respect to the EQ/van Kampen Emerging Markets Equity Portfolio until July 31, 2005 and may be continued thereafter pursuant to subsection (e) below.

(c) The Agreement will continue in effect with respect to the EQ/Van Kampen Comstock Portfolio and EQ/Van Kampen Mid Cap Growth Portfolio until May 1, 2007 and may be continued thereafter pursuant to subsection (e) below.

(d) The Agreement will continue in effect with respect to the EQ/Van Kampen Real Estate Portfolio until                     , [2008] and may be continued thereafter pursuant to subsection (e) below.

(e) With respect to each Portfolio, this Agreement shall continue in effect annually after the date specified in subsection (b), (c) or (d), as the case may be, only so long as such continuance is specifically approved at least annually either by the Board of Trustees or by a majority of the outstanding voting securities of the Portfolio, provided that in either event such continuance shall also be approved by the vote of a majority of the Trustees of EQ Advisors Trust (“Trust”) who are not “interested persons” (as defined in the Investment Company Act of 1940, as amended) of any party to the Agreement cast in person at a meeting called for the purpose of voting on such approval.

4. Appendix A. Appendix A to the Agreement, setting forth the Portfolios of the Trust for which the Adviser is appointed as the investment adviser and the fees payable to the Adviser with respect to each Portfolio is hereby replaced in its entirety by Appendix A attached hereto.

5. Ratification. Except as modified and amended hereby, the Agreement is hereby ratified and confirmed in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, the parties have executed and delivered this Amendment No. 2 as of the date first above set forth.

AXA EQUITABLE LIFE INSURANCE COMPANY			MORGAN STANLEY INVESTMENT MANAGEMENT INC.

By:			By:
	Name:	Steven M. Joenk		Name:
	Title:	Senior Vice President		Title:

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APPENDIX A

AMENDMENT NO. 2 TO THE AMENDED

AND RESTATED INVESTMENT ADVISORY AGREEMENT

The Manager shall pay the Adviser monthly compensation computed daily at an annual rate equal to the following:

Portfolios	Annual Advisory Fee Rate
EQ/Van Kampen Emerging Markets Equity Portfolio	1.00% of the Portfolio’s average daily net assets up to and including $100 million; 0.80% of the Portfolio’s average daily net assets over $100 million and up to and including $400 million; 0.60% of the Portfolio’s average daily net assets over $400 million and up to and including $500 million; and 0.40% of the Portfolio’s average daily net assets in excess of $500 million.

EQ/Van Kampen Comstock Portfolio	0.40% of the Portfolio’s average daily net assets up to and including $250 million; 0.375% of the Portfolio’s average daily net assets over $250 million and up to and including $500 million; 0.35% of the Portfolio’s average daily net assets over $500 million and up to and including $1 billion; and 0.275% of the Portfolio’s average daily net assets in excess of $1 billion.

EQ/Van Kampen Mid Cap Growth Portfolio	0.45% of the Portfolio’s average daily net assets up to and including $250 million; 0.40% of the Portfolio’s average daily net assets over $250 million and up to and including $500 million; 0.35% of the Portfolio’s average daily net assets over $500 million and up to and including $1 billion; and 0.30% of the Portfolio’s average daily net assets in excess of $1 billion.

EQ/Van Kampen Real Estate Portfolio	[INSERT]

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